Exhibit 99.1

Contact: Mark E. Secor
Chief Financial Officer
Phone: (219) 873-2611
Fax: (219) 874-9280
Date: April 22, 2015

FOR IMMEDIATE RELEASE

Horizon Bancorp Announces an Increase in 2015 First Quarter Earnings

Michigan City, Indiana (NASDAQ GS: HBNC) – Horizon Bancorp today announced its unaudited financial results for the three-month period ended March 31, 2015.

SUMMARY:
•	Net income for the first quarter of 2015 increased 56.8% or $1.9 million compared to the same period in 2014 to $5.4 million or $.55 diluted earnings per share.
•	Total loans increased 24.3% on an annualized basis during the first quarter of 2015.
•	Commercial loans increased 12.9% on an annualized basis during the first quarter of 2015.
•	Net interest income for the first quarter of 2015 increased 27.2% or $3.6 million compared to the same period in 2014.
•	Non-interest income for the first quarter of 2015 increased 28.0% or $1.5 million compared to the same period in 2014.
•	Net interest margin, excluding the impact of acquisitions (“core net interest margin”), was 3.47% for the first quarter of 2015 compared to 3.38% for the same period in 2014.
•	Return on average assets was 1.05% for the first quarter of 2015.
•	Return on average common equity was 11.66% for the first quarter of 2015.
•
Horizon’s tangible book value per share rose to $16.80 at March 31, 2015, compared to $16.26 at December 31, 2014 and $15.52 at March 31, 2014. $16.80 is the highest tangible book value per share in the company’s history.

•	On February 19, 2015, Horizon announced the acquisition of Peoples Bancorp and its wholly-owned subsidiary, Peoples Federal Savings Bank of DeKalb County, headquartered in Auburn, Indiana.
•	Horizon’s full-service Carmel, Indiana office opened on February 23, 2015.

Craig Dwight, Chairman and CEO, commented: “I am pleased to announce Horizon’s 2015 first quarter results, which reflected positive contributions from all four revenue streams – retail banking, business banking, mortgage banking and wealth management.  Headlining the quarter was the

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Pg. 2 cont. Horizon Bancorp Announces an Increase in 2015 First Quarter Earnings

continued growth of our loan portfolio, an increase in mortgage activity and the announcement of a strategic partnership whereby Horizon will acquire Peoples Bancorp, a company with approximately $486.6 million in total assets headquartered in Auburn, Indiana.”

Dwight continued, “Our investments in people and technology along with an improving economic environment resulted in a strong first quarter of 2015.  Net income and diluted earnings per share, excluding non-core items, increased 38.7% and 30.5%, respectively, compared to the same period of 2014. Loan growth was solid across all product types, which continued to help offset net interest margin pressure.  Mortgage activity increased as the recent decrease in interest rates boosted mortgage warehouse balances and the gain on sale of mortgage loans, continuing to validate this revenue stream as a quality source of capital generation.”

Non-GAAP Reconciliation of Net Income and Diluted Earnings per Share
(Dollar Amounts in Thousands Except per Share Data)

	Three Months Ended
	March 31
	2015	2014
	(Unaudited)	(Unaudited)
Non-GAAP Reconciliation of Net Income
Net income as reported	$5,358	$3,417
Merger expenses	146	311
Tax effect	(51)	(109)
Net income excluding merger expenses	5,453	3,619

Acquisition related purchase accounting adjustments ("PAUs")	(1,083)	(389)
Tax effect	379	136
Net income excluding PAUs	4,749	3,367

Gain on sale of investment securities	(124)	-
Tax effect	43	-
Net income excluding gain on sale of investment securities	$4,668	$3,367

Non-GAAP Reconciliation of Diluted Earnings per Share
Diluted earnings per share as reported	$0.55	$0.38
Merger expenses	0.02	0.03
Tax effect	(0.01)	(0.01)
Diluted earnings per share excluding merger expenses	0.56	0.40

Acquisition related PAUs	(0.11)	(0.04)
Tax effect	0.04	0.02
Diluted earnings per share excluding PAUs	0.49	0.37

Gain on sale of investment securities	(0.01)	-
Tax effect	0.00	-
Net income excluding gain on sale of investment securities	$0.48	$0.37

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The following table presents the amount and growth rate of loans by product type for the three months ended March 31, 2015.

Loan Growth by Type Three Months Ended March 31, 2015
(Dollars in Thousands)
					Annualized
	March 31	December 31	Amount	Percent	Percent
	2015	2014	Change	Change	Change
	(Unaudited)

Commercial loans	$695,736	$674,314	$21,422	3.2%	12.9%
Residential mortgage loans	260,390	254,625	5,765	2.3%	9.2%
Consumer loans	326,334	320,459	5,875	1.8%	7.4%
Held for sale loans	6,229	6,143	86	1.4%	5.7%
Subtotal	1,288,689	1,255,541	33,148	2.6%	10.7%
Mortgage warehouse loans	178,899	129,156	49,743	38.5%	156.2%
Total loans	$1,467,588	$1,384,697	$82,891	6.0%	24.3%

“The aforementioned loan growth has been critical in maintaining our net interest margin throughout the low interest rate environment that continues to persist,” Dwight continued.  “Horizon’s core net interest margin, excluding income from acquisition-related purchase accounting adjustments, increased from 3.38% in the first quarter of 2014 to 3.47% in the first quarter of 2015.  The core net interest margin decreased only two basis points from the previous quarter.”

Non-GAAP Reconciliation of Net Interest Margin
(Dollar Amounts in Thousands)
	Three Months Ended
	March 31	December 31	March 31
	2015	2014	2014
	(Unaudited)		(Unaudited)
Net Interest Margin As Reported
Net interest income	$ 16,886	$ 16,523	$ 13,272
Average interest-earning assets	1,899,870	1,865,750	1,598,285
Net interest income as a percent of average interest-earning assets	3.70%	3.64%	3.48%

Impact of Acquisitions
Interest income from acquisition-related purchase accounting adjustments	$ (1,083)	$ (719)	$ (389)

Net Interest Margin Excluding Impact of Acquisitions
Net interest income	$ 15,803	$ 15,804	$ 12,883
Average interest-earning assets	1,899,870	1,865,750	1,598,285
Net interest income as a percent of average interest-earning assets	3.47%	3.49%	3.38%

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Horizon’s loan loss reserve ratio, excluding loans with credit-related purchase accounting adjustments, stood at 1.22% as of March 31, 2015.

Allowance for Loan and Lease Loss Detail
As of March 31, 2015
(Dollars in Thousands, Unaudited)

	Horizon
	Legacy	Heartland	Summit	Total

Pre-discount loan balance	$1,341,040	$32,854	$93,760	$1,467,654

Allowance for loan losses (ALLL)	16,380	254	-	16,634
Loan discount	N/A	2,061	4,234	6,295
Total ALLL+loan discount	16,380	2,315	4,234	22,929

Loans, net	$1,324,660	$30,539	$89,526	$1,444,725

ALLL/ pre-discount loan balance	1.22%	0.77%	0.00%	1.13%
Loan discount/ pre-discount loan balance	N/A	6.27%	4.52%	0.43%
Total ALLL+loan discount/ pre-discount loan balance	1.22%	7.05%	4.52%	1.56%

On February 18, 2015, Horizon entered into an agreement to acquire Peoples Bancorp and its wholly-owned subsidiary, Peoples Federal Savings Bank of DeKalb County (collectively, “Peoples”), in a cash and stock merger. The acquisition is expected to close early in the third quarter of 2015, subject to regulatory and shareholder approval. Headquartered in Auburn, Indiana, Peoples serves the greater northeast Indiana and southwest Michigan markets through 16 full-service banking locations. As of December 31, 2014, Peoples Bancorp had total assets of $486.6 million.

Dwight noted, “This acquisition aligns well with Horizon’s strategic growth plan by enhancing our existing presence in southwest Michigan and providing entry into the attractive northeast Indiana market.  Peoples has proudly served its customers for eighty nine years with good advice and a commitment to community banking.  We look forward to continuing this commitment and are thrilled to partner with their outstanding team of banking professionals.”

Income Statement Highlights
Net income for the first quarter of 2015 was $5.4 million or $.55 diluted earnings per share compared to $3.4 million or $.38 diluted earnings per share in the first quarter of 2014.  The increase in net income from the previous year reflects an increase in interest income primarily due to loan growth and an increase in non-interest income due to an increase in gain on sale of mortgage loans, interchange fees and fiduciary activities partially offset by an increase in the provision expense and non-interest expenses.

Horizon’s net interest margin was 3.70% during the first quarter of 2015, up from 3.64% for the prior quarter and 3.48% for same period of 2014.  The increase in net interest margin compared to the prior quarter and the same period of 2014 was due to acquisition-related purchase accounting

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adjustments, lower funding costs and a higher ratio of loans as a percentage of average earning assets.  Excluding purchase accounting adjustments related to the 2012 Heartland Bancshares, Inc. and the 2014 SCB Bancorp, Inc. acquisitions, the margin would have been 3.47% for the first quarter of 2015 compared to 3.49% for the prior quarter and 3.38% for the same period of the prior year.  Interest income from acquisition-related purchase accounting adjustments was $1.1 million, $719,000, and $389,000 for the three months ended March 31, 2015, December 31, 2014 and March 31, 2014, respectively.

Residential mortgage lending activity during the first quarter of 2015 generated $2.4 million in income from the gain on sale of mortgage loans, an increase of $1.0 million from the first quarter of 2014.  Total origination volume in the first quarter of 2015, including loans placed into portfolio, totaled $88.7 million, representing an increase of 40.7% from the first quarter of 2014 of $52.6 million.  Purchase money mortgage originations during the first quarter of 2015 represented 50.2% of total originations compared to 67.6% of originations during the previous quarter and 70.6% during the first quarter of 2014.

Lending Activity
Total loans increased $82.9 million from $1.4 billion as of December 31, 2014 to $1.5 billion as of March 31, 2015 as mortgage warehouse loans increased by $50.0 million, residential mortgage loans increased by $5.8 million and consumer loans increased by $5.9 million.  Commercial loans increased $21.4 million or 12.9% on an annualized basis from $674.3 million at December 31, 2014 to $695.7 million at March 31, 2015.

Total loan balances in the Kalamazoo and Indianapolis markets continued to grow during the first quarter of 2015 to $145.8 million and $132.9 million, respectively, as of March 31, 2015. Kalamazoo’s aggregate loan balances increased $3.6 million or 10.1% on an annualized basis, and Indianapolis’ aggregate loan balances increased $9.5 million or 31.2% on an annualized basis. Combined, these markets contributed $13.1 million in loan growth during the first three months of 2015 or 19.9% on an annualized basis.

The provision for loan losses was $614,000 for the three months ended March 31, 2015 compared to no provision expense for the same period of 2014.  The higher provision for loan losses for the first quarter of 2015 compared to the same period of 2014 was primarily due to continued loan growth.

The ratio of the allowance for loan losses to total loans decreased to 1.13% as of March 31, 2015 from 1.19% as of December 31, 2014 due to an increase in total loans, partially offset by an increase in the allowance for loan losses from $16.5 million as of December 31, 2014 to $16.6 million as of March 31, 2015.  The ratio of the allowance for loan losses to total loans, excluding loans with credit-related purchase accounting adjustments, was 1.22% as of March 31, 2015.

Non-performing loans totaled $22.4 million as of March 31, 2015 and December 31, 2014.  Compared to December 31, 2014, non-performing real estate loans and consumer loans increased by $168,000 and $85,000, respectively, and non-performing commercial loans decreased by

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$315,000.  As a percentage of total loans, non-performing loans were 1.52% at March 31, 2015, down 10 basis points from 1.62% at December 31, 2014.

Expense Management
Total non-interest expense was $1.6 million higher in the first quarter of 2015 compared to the same period of 2014.  The increase in the first quarter of 2015 compared to the same period of 2014 was primarily due to an increase in salaries expense, net occupancy expenses and other expenses due to overall company growth and market expansion and increases in commission and bonuses and loan expense due to an increase in loan volume.

Use of Non-GAAP Financial Measures
Certain information set forth in this press release refers to financial measures determined by methods other than in accordance with GAAP.  Specifically, we have included non-GAAP financial measures of the net interest margin and the allowance for loan and lease losses excluding the impact of acquisition-related purchase accounting adjustments and net income and diluted earnings per share excluding the impact of one-time costs related to acquisitions, acquisition-related purchase accounting adjustments and other events that are considered to be non-recurring.  Horizon believes that these non-GAAP financial measures are helpful to investors and provide a greater understanding of our business without giving effect to the purchase accounting impacts and one-time costs of acquisitions and non-core items, although these measures are not necessarily comparable to similar measures that may be presented by other companies and should not be considered in isolation or as a substitute for the related GAAP measure.

About Horizon
Horizon Bancorp is a locally owned, independent, commercial bank holding company serving Northern and Central Indiana and Southwest and Central Michigan through its commercial banking subsidiary Horizon Bank, NA.  Horizon also offers mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached online at www.horizonbank.com.  Its common stock is traded on the NASDAQ Global Select Market under the symbol HBNC.

Forward Looking Statements
This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Horizon.  For these statements, Horizon claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Statements in this press release should be considered in conjunction with the other information available about Horizon, including the information in the filings we make with the Securities and Exchange Commission.  Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance.  The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties.  We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,”

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“will” and similar expressions in connection with any discussion of future operating or financial performance.  Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements.  Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Horizon’s reports filed with the Securities and Exchange Commission, including those described in its Form 10-K.  Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Horizon does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Contact:	Horizon Bancorp
Mark E. Secor
Chief Financial Officer
(219) 873-2611
Fax: (219) 874-9280

#  #  #

HORIZON BANCORP
Financial Highlights
(Dollars in thousands except share and per share data and ratios, Unaudited)

	March 31	December 31	September 30	June 30	March 31
	2015	2014	2014	2014	2014
Balance sheet:
Total assets	$2,153,965	$2,076,922	$2,037,045	$2,073,251	$1,806,583
Investment securities	495,315	489,531	495,941	537,618	529,340
Commercial loans	695,736	674,314	677,349	648,202	528,635
Mortgage warehouse loans	178,899	129,156	105,133	140,896	102,146
Residential mortgage loans	260,390	254,625	251,739	235,523	189,893
Consumer loans	326,334	320,459	308,800	296,873	280,120
Earning assets	1,974,251	1,885,576	1,860,041	1,882,724	1,649,653
Non-interest bearing deposit accounts	285,181	267,667	278,527	270,023	238,499
Interest bearing transaction accounts	905,216	930,582	881,299	919,024	840,258
Time deposits	274,699	284,070	289,837	310,056	276,814
Borrowings	440,415	351,198	350,113	340,201	236,043
Subordinated debentures	32,680	32,642	32,603	32,564	32,525
Common stockholders' equity	186,991	181,914	177,280	174,836	157,283
Total stockholders’ equity	199,491	194,414	189,780	187,336	169,783

Income statement:	Three months ended
Net interest income	$16,886	$16,523	$16,400	$16,788	$13,272
Provision for loan losses	614	978	1,741	339	-
Non-interest income	7,066	6,738	7,390	6,627	5,522
Non-interest expenses	16,068	15,671	15,353	16,408	14,514
Income tax expense	1,912	1,664	1,738	1,890	863
Net income	5,358	4,948	4,958	4,778	3,417
Preferred stock dividend	(31)	(31)	(40)	(31)	(31)
Net income available to common shareholders	$5,327	$4,917	$4,918	$4,747	$3,386

Per share data:
Basic earnings per share	$0.58	$0.53	$0.53	$0.52	$0.39
Diluted earnings per share	0.55	0.51	0.51	0.50	0.38
Cash dividends declared per common share	0.14	0.14	0.13	0.13	0.11
Book value per common share	20.25	19.75	19.25	19.00	18.22
Tangible book value per common share	16.80	16.26	15.75	15.47	15.52
Market value - high	25.86	26.73	23.67	22.58	24.91
Market value - low	$22.38	$22.83	$20.65	$19.57	$20.27
Weighted average shares outstanding - Basic	9,216,011	9,212,156	9,208,707	9,182,986	8,630,966
Weighted average shares outstanding - Diluted	9,609,506	9,628,240	9,588,332	9,560,939	9,021,786

Key ratios:
Return on average assets	1.05%	0.96%	0.96%	0.97%	0.79%
Return on average common stockholders' equity	11.66	10.72	10.95	11.82	8.81
Net interest margin	3.70	3.64	3.59	3.78	3.48
Loan loss reserve to total loans	1.13	1.19	1.20	1.18	1.46
Non-performing loans to loans	1.52	1.62	1.47	1.41	1.59
Average equity to average assets	9.56	9.56	9.33	8.79	9.65
Bank only capital ratios:
Tier 1 capital to average assets	8.75	8.80	8.63	8.78	9.11
Tier 1 capital to risk weighted assets	11.47	11.96	12.13	11.47	12.87
Total capital to risk weighted assets	12.54	13.08	13.26	12.53	14.12

Loan data:
Substandard loans	$27,355	$27,661	$35,023	$35,495	$32,648
30 to 89 days delinquent	3,945	5,082	3,310	3,671	2,613

90 days and greater delinquent - accruing interest	$19	$115	$62	$42	$202
Trouble debt restructures - accruing interest	4,368	4,372	5,838	5,614	4,997
Trouble debt restructures - non-accrual	4,711	2,643	3,061	3,178	3,662
Non-accrual loans	13,282	15,312	10,828	9,844	8,775
Total non-performing loans	$22,380	$22,442	$19,789	$18,678	$17,636

HORIZON BANCORP

Allocation of the Allowance for Loan and Lease Losses
(Dollars in Thousands, Unaudited)

	March 31	December 31	September 30	June 30	March 31
	2015	2014	2014	2014	2014

Commercial	$7,876	$7,910	$7,515	$6,958	$7,236
Real estate	3,281	2,508	3,304	2,367	2,813
Mortgage warehousing	1,272	1,132	1,300	1,559	1,665
Consumer	4,205	4,951	4,041	4,776	4,388
Unallocated	-	-	-	-	-
Total	$16,634	$16,501	$16,160	$15,660	$16,102

Net Charge-offs (Recoveries)
(Dollars in Thousands, Unaudited)

	Three months ended
	March 31	December 31	September 30	June 30	March 31
	2015	2014	2014	2014	2014

Commercial	$(11)	$199	$1,006	$185	$(361)
Real estate	20	101	19	169	18
Mortgage warehousing	-	-	-	-	-
Consumer	472	336	217	426	233
Total	$481	$636	$1,242	$780	$(110)

Total Non-performing Loans
(Dollars in Thousands, Unaudited)

	March 31	December 31	September 30	June 30	March 31
	2015	2014	2014	2014	2014

Commercial	$11,540	$11,855	$9,323	$8,243	$7,313
Real estate	6,062	5,894	6,312	6,672	6,357
Mortgage warehousing	-	-	-	-	-
Consumer	4,778	4,693	4,154	3,763	3,966
Total	$22,380	$22,442	$19,789	$18,678	$17,636

Other Real Estate Owned and Repossessed Assets
(Dollars in Thousands, Unaudited)

	March 31	December 31	September 30	June 30	March 31
	2015	2014	2014	2014	2014

Commercial	$307	$411	$376	$452	$812
Real estate	219	636	875	752	867
Mortgage warehousing	-	-	-	-	-
Consumer	223	154	3	23	39
Total	$749	$1,201	$1,254	$1,227	$1,718

HORIZON BANCORP AND SUBSIDIARIES
Average Balance Sheets
(Dollar Amounts in Thousands, Unaudited)

	Three Months Ended			Three Months Ended
	March 31, 2015			March 31, 2014
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS
Interest-earning assets
Federal funds sold	$4,804	$2	0.17%	$7,439	$4	0.22%
Interest-earning deposits	10,772	3	0.11%	5,722	3	0.21%
Investment securities - taxable	360,554	2,149	2.42%	386,793	2,383	2.50%
Investment securities - non-taxable (1)	140,748	1,077	4.31%	147,840	1,123	4.28%
Loans receivable (2)(3)	1,382,992	16,862	4.96%	1,050,491	12,954	5.00%
Total interest-earning assets (1)	1,899,870	20,093	4.39%	1,598,285	16,467	4.29%

Non-interest-earning assets
Cash and due from banks	28,994			24,890
Allowance for loan losses	(16,489)			(16,166)
Other assets	157,553			138,322

	$2,069,928			$1,745,331

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities
Interest-bearing deposits	$1,215,862	$1,232	0.41%	$1,079,514	$1,277	0.48%
Borrowings	337,430	1,479	1.78%	228,138	1,422	2.53%
Subordinated debentures	32,657	496	6.16%	32,502	496	6.19%
Total interest-bearing liabilities	1,585,949	3,207	0.82%	1,340,154	3,195	0.97%

Non-interest-bearing liabilities
Demand deposits	271,158			223,974
Accrued interest payable andother liabilities	14,989			12,807
Shareholders' equity	197,832			168,396

	$2,069,928			$1,745,331

Net interest income/spread		$16,886	3.57%		$13,272	3.32%

Net interest income as a percent of average interest earning assets (1)			3.70%			3.48%

(1)	Securities balances represent daily average balances for the fair value of securities. The average rate is calculated based on the daily average balance for the amortized cost of securities. The average rate is presented on a tax equivalent basis.
(2)	Includes fees on loans. The inclusion of loan fees does not have a material effect on the average interest rate.
(3)	Non-accruing loans for the purpose of the computations above are included in the daily average loan amounts outstanding. Loan totals are shown net of unearned income and deferred loan fees.

HORIZON BANCORP AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Dollar Amounts in Thousands)

	March 31	December 31
	2015	2014
	(Unaudited)
Assets
Cash and due from banks	$38,676	$43,476
Investment securities, available for sale	331,033	323,764
Investment securities, held to maturity (fair value of $171,405 and $169,904)	164,282	165,767
Loans held for sale	6,229	6,143
Loans, net of allowance for loan losses of $16,634 and $16,501	1,444,725	1,362,053
Premises and equipment, net	53,989	52,461
Federal Reserve and Federal Home Loan Bank stock	11,348	11,348
Goodwill	28,176	28,176
Other intangible assets	3,738	3,965
Interest receivable	8,431	8,246
Cash value life insurance	39,640	39,382
Other assets	23,698	32,141
Total assets	$2,153,965	$2,076,922
Liabilities
Deposits
Non-interest bearing	$285,181	$267,667
Interest bearing	1,179,915	1,214,652
Total deposits	1,465,096	1,482,319
Borrowings	440,415	351,198
Subordinated debentures	32,680	32,642
Interest payable	504	497
Other liabilities	15,779	15,852
Total liabilities	1,954,474	1,882,508
Commitments and contingent liabilities
Stockholders’ Equity
Preferred stock, Authorized, 1,000,000 shares
Series B shares $.01 par value, $1,000 liquidation value
Issued 12,500 shares	12,500	12,500
Common stock, no par value
Authorized, 22,500,000 shares
Issued, 9,289,916 and 9,278,916 shares
Outstanding, 9,232,163 and 9,213,036 shares	-	-
Additional paid-in capital	46,064	45,916
Retained earnings	138,500	134,477
Accumulated other comprehensive income (loss)	2,427	1,521
Total stockholders’ equity	199,491	194,414
Total liabilities and stockholders’ equity	$2,153,965	$2,076,922

HORIZON BANCORP AND SUBSIDIARIES
Condensed Consolidated Statements of Income
 (Dollar Amounts in Thousands, Except Per Share Data)

	Three Months Ended March 31
	2015	2014
	(Unaudited)	(Unaudited)
Interest Income
Loans receivable	$16,862	$12,954
Investment securities
Taxable	2,154	2,390
Tax exempt	1,077	1,123
Total interest income	20,093	16,467
Interest Expense
Deposits	1,232	1,277
Borrowed funds	1,479	1,422
Subordinated debentures	496	496
Total interest expense	3,207	3,195
Net Interest Income	16,886	13,272
Provision for loan losses	614	-
Net Interest Income after Provision for Loan Losses	16,272	13,272
Non-interest Income
Service charges on deposit accounts	999	923
Wire transfer fees	151	112
Interchange fees	1,102	959
Fiduciary activities	1,297	1,048
Gain on sale of investment securities (includes $124 and $0 for the three months ended March 31, 2015 and 2014, respectively, related to accumulated other comprehensive earnings reclassifications)	124	-
Gain on sale of mortgage loans	2,379	1,411
Mortgage servicing income net of impairment	179	207
Increase in cash value of bank owned life insurance	258	233
Death benefit on bank owned life insurance	145	-
Other income	432	629
Total non-interest income	7,066	5,522
Non-interest Expense
Salaries and employee benefits	8,504	7,483
Net occupancy expenses	1,551	1,424
Data processing	923	870
Professional fees	527	608
Outside services and consultants	626	661
Loan expense	1,257	1,015
FDIC insurance expense	337	256
Other losses	(45)	38
Other expense	2,388	2,159
Total non-interest expense	16,068	14,514
Income Before Income Tax	7,270	4,280
Income tax expense (includes $43 and $0 for the three months ended March 31, 2015 and 2014, respectively, related to income tax expense from reclassification items)	1,912	863
Net Income	5,358	3,417
Preferred stock dividend	(31)	(31)
Net Income Available to Common Shareholders	$5,327	$3,386
Basic Earnings Per Share	$0.58	$0.39
Diluted Earnings Per Share	0.55	0.38